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                                                                       EXHIBIT C


                     [PEOPLE'S BANCSHARES, INC. LETTERHEAD]


April 19, 2001

Vincent A. Smyth, Esq.
2001 Sailfish Point Boulevard (315)
Stuart, Florida  34996-1983

Mr. William G. Foster, Jr.
10537 James Wren Way
Fairfax, Virginia  22030

Mr. Thomas F. Gillen
F. J. Morrissey & Co., Inc.
1700 Market Street
Suite 1420
Philadelphia, Pennsylvania  19103-3913

RE:      PEOPLE'S BANCSHARES, INC.
         -------------------------

Dear Messrs. Smyth, Foster and Gillen:

This Letter Agreement is intended to set forth the terms of the agreement reached between and among People's Bancshares, Inc. ("Bancshares") and each of you, Vincent A. Smyth ("Smyth"), William G. Foster, Jr. ("Foster") and Thomas F. Gillen ("Gillen") with respect to the termination of the proxy contest (the "Proxy Contest") concerning the election of Directors at Bancshares' 2001 Annual Meeting of Stockholders (the "Bancshares Stockholders Meeting") referred to in Smyth's and the other reporting persons' named therein Amendment No. 2 to their
Schedule 13D filed with the Securities and Exchange Commission (the "SEC") and dated April 16, 2001 (the "Amended Schedule 13D"). Smyth, Foster and Gillen are sometimes collectively referred to herein as the "Smyth Group".

In order to avoid Bancshares' and the Smyth Group's respective expenditures of time, effort and money in furtherance of the Proxy Contest and to induce the Smyth Group to terminate the Proxy Contest and to resolve all disputes between the parties hereto, the parties hereby agree as follows:

1.      DIRECTORS

        a) Subject to the receipt by Bancshares of letters of nonobjection from the Board of Governors of the Federal Reserve System (the "FRB") with respect to each of Smyth, Gillen and Foster, the Bancshares Board of Directors (the "Bancshares


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Vincent A. Smyth
William G. Foster, Jr.
Thomas F. Gillen
April 19, 2001
Page 2


               Board") will (at the meeting of the Bancshares Board of Directors immediately following the Bancshares Stockholders Meeting or any adjournment or postponement thereof) increase the size of the Bancshares Board to thirteen (13) members and elect Smyth to fill a vacancy as a Class I director, Foster to fill a vacancy as a Class II director and Gillen to fill a vacancy as a Class III director; and

        b) Subject to the receipt by Bancshares' subsidiary, People's Savings Bank of Brockton (the "Bank") of letters of nonobjection from the Federal Deposit Insurance Corporation (the "FDIC") with respect to each of Smyth, Gillen and Foster, the Board of Directors of the Bank (the "Bank Board") will (at the meeting of the Bank Board of Directors immediately following the Bancshares Stockholders Meeting or any adjournment or postponement thereof) vote to increase the size of the Bank Board to thirteen (13) members and to elect Smyth, Gillen and Foster as directors to fill the resulting vacancies on the Bank Board.

        c) In the event Bancshares does not receive a letter of nonobjection from the FRB with respect to one or more of Smyth, Gillen or Foster serving as a director of Bancshares, Bancshares shall allow the Smyth Group to propose a substitute nominee(s) for the position or positions on the Bancshares Board that would have been filled by Smyth, Gillen or Foster, as the case may be, and subject to receipt of letters of FRB nonobjection with respect to such substitute or substitutes and to such nominee(s) being reasonably acceptable to the Bancshares Board, take steps to elect him, her or them to the Bancshares Board in lieu of Smyth, Gillen or Foster, as the case may be, in the event the Bank does not receive a letter of nonobjection from the FDIC with respect to one or more of Smyth, Gillen or Foster serving as a director of the Bank, the Bank shall allow the Smyth Group to propose a substitute nominee(s) for the position or positions on the Bank Board that would have been filled by Smyth, Gillen or Foster, as the case may be, and subject to receipt of letters of nonobjection with respect to such substitute or substitutes, and to such nominee(s) being reasonably acceptable to the Bank Board, take steps to elect him, her or them to the Bank Board in lieu of Smyth, Gillen or Foster, as the case may be.

2. ATTENDANCE AT BANCSHARES BOARD AND BANK BOARD MEETINGS PRIOR TO SERVICE AS DIRECTORS; CONFIDENTIALITY; EXPENSES

        a) Subject to Smyth's, Foster's and Gillen's compliance with the terms of the Confidentiality Agreement, dated March 27, 2001, among the Smyth Group and Bancshares, after the date hereof and prior to the date of their appointment to the Bancshares Board and the Bank Board, the members of the Smyth Group will be invited to attend all or a portion of Bancshares' and the Bank's regular meetings as guests. The members of the Smyth Group will also be invited by Bancshares to


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Vincent A. Smyth
William G. Foster, Jr.
Thomas F. Gillen
April 19, 2001
Page 3




               attend certain additional meetings, if any, with management of Bancshares prior to such appointment.

        b) Bancshares shall reimburse the members of the Smyth Group for their actual, documented, out-of-pocket costs reasonably incurred in connection with their attendance as invited guests at all or a portion of meetings of the Bancshares Board or the Bank Board referred to in (a) above or at meetings with Bancshares' management referred to in (a) above.

        c) Bancshares shall also reimburse the members of the Smyth Group for actual documented expenses and filing fees (incurred through April 19, 2001) directly related to the retention of legal counsel with respect to the preparation for or commencement of the Proxy Contest.

3.      VOTING OF SMYTH GROUP'S SHARES

        a) During the period commencing on the date of this Letter Agreement and ending on the date that is one day after the latest of (a) the date of the Bancshares Stockholders Meeting or (b) the date of the last of any adjournment or postponement of such meeting, (the "Final Date of the Meeting") the Smyth Group will cause all of the shares of common stock of Bancshares beneficially owned by any member of the Smyth Group as of the record date for any such meeting, to be present for quorum purposes and to be voted:

               (i) For all the Bancshares Board's nominees for Director at the Bancshares Stockholders Meeting, namely Messrs. Cavallo, Gomes and Siskind, provided that any proposed change to the slate of nominees or additions to the Bancshares Board after the date hereof and prior to the Bancshares Stockholders Meeting must be approved by the Smyth Group; and

               (ii) In accordance with the recommendations made by the
                    Bancshares Board on all other proposals, if any, presented for a vote of Bancshares stockholders at the Bancshares Stockholders Meeting or at any adjournments or postponements thereof.

4.      PRESS RELEASES; ANNOUNCEMENT OF TERMINATION OF PROXY CONTEST

For the period from the date of this Letter Agreement through the Final Date of the Meeting, Bancshares and the Smyth Group agree as follows:

        a) Bancshares will, subject to the requirements of applicable federal securities laws, provide Gillen with an opportunity to review and comment on any press release,


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Vincent A. Smyth
William G. Foster, Jr.
Thomas F. Gillen
April 19, 2001
Page 4


               public filing, or letter to Bancshares' stockholders containing statements about the Smyth Group, prior to its public release.

        b) The members of the Smyth Group will, jointly and individually, subject to the requirements of applicable federal securities laws, provide to Bancshares an opportunity to review and comment on any press release, public filing, or letter to Bancshares' stockholders containing statements about Bancshares or the Bank, prior to its public release or filing.

        c) Promptly after the entry of the parties into this Letter Agreement, Bancshares and the Smyth Group will issue a joint press release and Smyth and the Smyth Group will further amend (or cause the further amendment of) the Amended Schedule 13D (and file such further amendment with the SEC) to state that the Smyth Group has agreed to terminate the Proxy Contest and support the election of Messrs. Cavallo, Gomes and Siskind.

5.      GENERAL RELEASE

Each of Smyth, Foster and Gillen, on the date of this Letter Agreement, will sign and deliver, to Richard S. Straczynski as the representative of Bancshares and the other released parties specified therein, a general release in the form set forth on EXHIBIT A attached hereto.

6.      COUNTERPARTS

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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Vincent A. Smyth
William G. Foster, Jr.
Thomas F. Gillen
April 19, 2001
Page 5


If this Letter Agreement accurately describes the agreement between and among us, please confirm your agreement to the foregoing by signing your respective names in the spaces provided below and executing the general release attached as Exhibit A hereto and returning both documents to me in the self addressed envelope provided.

                                    Very truly yours,

                                    People's Bancshares, Inc.

                                    By:    /s/ Richard S. Straczynski
                                           -------------------------------------
                                           Richard S. Straczynski
                                           President and Chief Executive Officer

Agreed and Accepted:

 /s/ Vincent A. Smyth
------------------------------------
Vincent A. Smyth


Agreed and Accepted:

 /s/ William G. Foster, Jr
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William G. Foster, Jr.


Agreed and Accepted:

 /s/ Thomas F. Gillen
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Thomas F. Gillen